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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                                 May 22, 1995
                                 ------------
               Date of Report (Date of earliest event reported)

                             MIP PROPERTIES, INC.
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              (Exact name of registrant as specified in charter)

        Maryland                        1-8898                   52-1394207
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)

                    2020 Santa Monica Boulevard, Suite #480
                        Santa Monica, California 90404
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              (Address of principal executive offices) (zip code)

      Registrant's telephone number, including area code: (310) 449-4444

                                      N/A
                                      ---
        (Former name or former address, if changed since last report.)


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                             MIP PROPERTIES, INC.
                                   FORM 8-K
                                 MAY 22, 1995

Item 5.  Other Events
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The Company announced on May 22, 1995 that it had signed a definitive merger agreement to be acquired by JER Partners L.L.C., an affiliate of J.E. Robert Companies, the text of which is as follows:

                         MIP PROPERTIES TO BE ACQUIRED
                      BY J.E. ROBERT COMPANIES' AFFILIATE

Santa Monica, California, May 22, 1995 -- MIP Properties, Inc. (AMEX-MIP), an equity real estate investment trust (REIT), announced today that it has signed a definitive merger agreement to be acquired by JER Partners L.L.C., an affiliate of J.E. Robert Companies ("JER"), a leading U.S. real estate investment and asset management firm.

Under the terms of the agreement, JER Partners L.L.C. will acquire 100% of the outstanding MIP stock through a merger transaction for $2.475 per share in cash, or approximately $23.1 million. In addition, the properties and partnerships are encumbered by approximately $47 million in debt resulting in an aggregate consideration of approximately $70.1 million.

The proposed transaction is subject to a number of conditions, including the receipt of all required government approvals, the receipt of a financing commitment by JER Partners L.L.C., and the approval of at least 80% of the outstanding shares of MIP. It is anticipated that pending these approvals the transaction will close during the third quarter of 1995.

JER Partners L.L.C. has obtained a proxy from certain stockholders of MIP owning an aggregate of 1,380,964 shares of common stock of MIP, or approximately 15% of all of the outstanding shares of common stock of MIP, to vote such shares in favor of the merger. In addition, JER Partners L.L.C. owns approximately 1.7% of the outstanding shares of common stock of MIP and members of the Board of Directors of MIP collectively control approximately 4.3% of the outstanding shares of the common stock of MIP.

Commenting on the proposed transaction, Carl C. Gregory, III, Chairman of the Board and Chief Executive Officer, said, "The Board enthusiastically supports this transaction because it believes that it is the best alternative to deliver the highest value to the stockholders in the near term. JER is a successful, nationally respected company that has completed its due diligence and entered into a transaction which the Board believes is in the stockholders' best interest."
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The agreement with MIP marks the second time in the last six weeks that JER has announced plans to acquire a REIT. In mid-April, JER signed a nonbinding letter of intent to acquire Landsing Pacific Fund, Inc. (AMEX-LPF), a self-administered equity REIT based in San Mateo, California for a total consideration of $70 million. The MIP transaction, along with Landsing, represent what are believed to be the first acquisitions by a private company of a public REIT in recent years.

"JER sees exceptional opportunities in the consolidation of the REIT industry, particularly smaller REITs that can benefit from JER's access to capital and management expertise," said Joseph E. Robert, Jr., founder, Chairman of the Board and CEO of the J.E. Robert Companies.

MIP Properties is a self-administered REIT with 12 equity investments all located in California, including four office buildings comprising 519,000 square feet; two industrial facilities totaling 195,000 square feet; three retail buildings consisting of 185,000 square feet; and 21 acres of land zoned for office and industrial use.

Founded in 1981, J.E. Robert Companies employs approximately 600 people and is headquartered in Alexandria, Virginia, with regional offices in Boston, Dallas, Houston, Los Angeles, Fort Lauderdale, and Milford and Stamford, Connecticut.

JER is one of the nation's largest real estate and commercial mortgage investment advisory firms. In the past four years, the company has acquired more than $7 billion in real estate-related assets with its capital partners and recovered on more than $6 billion in troubled assets for various government and institutional clients nationwide.

Item 7. Financial Statements and Exhibits
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        (a) Not applicable

        (b) Not applicable

        (c) Exhibits

              10.28 Agreement and Plan of Merger dated as of May 21, 1995, by and among MIP Properties, Inc., JER Partners, L.L.C. and MIP Acquisition Corporation.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             MIP PROPERTIES, INC.

Dated: May 25, 1995                             By: /s/ MARSHA Z. DAY
                                                    ---------------------------
                                                    Marsha Z. Day
                                                    Duly Authorized Officer and
                                                    Chief Financial Officer


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                                 EXHIBIT INDEX
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Exhibit No.             Description of Documents
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10.28                   Agreement and Plan of Merger dated as of May 21, 1995,
                        by and among MIP Properties, Inc., JER Partners, L.L.C., and MIP Acquisition Corporation.